UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 1, 2009

ENERGYSOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33830	51-0653027
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

423 West 300 South, Suite 200, Salt Lake City, Utah		84101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 649-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On July 1, 2009, Clare Spottiswoode was appointed as an independent director of the Board of Directors of EnergySolutions, Inc. (the “Company”) for a term commencing on July 1, 2009, and expiring at the Company’s 2009 Annual Meeting of Stockholders.

Ms. Spottiswoode is known for her work as a former Director General of Ofgas (1993-98), the regulator of the gas industry in the United Kingdom. As Director General she spearheaded the introduction of choice and competition in the provision of UK gas products and services. In November 2006, she was appointed as the first policyholder advocate representing the interests of with-profits policyholders in Norwich Union’s proposed reattribution of inherited estates.  During her career Ms. Spottiswoode has also acted as an economist at HM Treasury, lectured at London Business School, and set up and managed private business interests. She has held a number of non-executive directorships including deputy chairman of British Energy. Currently, as well as her policyholder advocate role, Clare is a non-executive director at Tullow Oil plc and non-executive director of Bergesen, a gas and shipping company, as well as chairman of Gas Strategies, an energy consultancy.

There are no arrangements or understandings between Ms. Spottiswoode and any other person, pursuant to which she was elected as a director. Ms. Spottiswoode’s compensation as a director will be provided on the same basis as that provided to the Company’s other non-management directors, as further described in the Company’s Proxy Statement, filed April 29, 2009, at pages 23 through 25.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGYSOLUTIONS, INC.

Date: July 9, 2009	By:	/s/ Breke J. Harnagel
	Name:	Breke J. Harnagel
	Title:	Acting General Counsel and Secretary